[Form of]
2011 Equity Incentive Plan
Restricted Share Unit Agreement

1.    Grant of Award. This Agreement evidences the grant by Cimpress plc, an Irish public limited company (the “Company”), on [date] to [name] (the “Participant”) of [number] restricted share units (the “Units”) with respect to a total of [number] ordinary shares of the Company, €0.01 nominal value per share (the “Shares”), on the terms of this Agreement and the Company’s 2011 Equity Incentive Plan (the “Plan”).

Except as otherwise indicated by the context, the term “Participant,” as used in this award, is deemed to include any person who acquires rights under this award validly under its terms.

2.    Vesting.

(a)    Subject to the terms and conditions of this award, the Units vest in accordance with the following schedule. On each vesting date, each Unit becoming vested is automatically converted into a Share on a one-to-one basis.

•	[vesting schedule]

•

(b)    This vesting schedule requires that, at the time any Units vest, the Participant is, and has been at all times since the date in Section 1 above on which the Units were granted, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the United States Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Therefore, the Participant expressly accepts and agrees that any termination of his or her relationship with the Company for any reason whatsoever (including without limitation unfair or objective dismissal, permanent disability, resignation or desistance) automatically means the forfeiture of all of his or her unvested Units, with no compensation whatsoever. The Participant acknowledges and accepts that this is an essential condition of this Agreement and expressly agrees to this condition. If the Participant is employed by a parent or subsidiary of the Company, any references in this Agreement to employment by or with the Company or termination of employment by or with the Company are instead deemed to refer to such parent or subsidiary.

(c)    If for any reason the Participant ceases to be an employee officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 2(b) above (an “Eligible Participant”), then the vesting of Units ceases and the Participant has no further rights with respect to any unvested Units. If the Participant violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or a parent or subsidiary of the Company, then the vesting of Units ceases, and this award terminates immediately upon such violation.

3.Timing and Form of Distribution. The Company shall distribute to the Participant Shares on a one-to-one basis with respect to the Units that become vested on each vesting date, as soon as practicable after each vesting date but in no event later than 45 days after the applicable vesting date, except that in the case of Participants who are not subject to U.S. income taxes on this award, the Distribution Date may be a later date if required by local law. Each date of distribution of Shares is referred to as the “Distribution Date.” The Participant receives distributions only with respect to his or her vested Units and has no right to a distribution of Shares with respect to unvested Units unless and until such Units vest.

Once a Share with respect to a vested Unit has been distributed pursuant to this award, the Participant has no further rights with respect to that Unit.

4.    Withholding. The Participant is required to satisfy the payment of any Withholding Taxes required to be withheld with respect to the vesting of Units. “Withholding Taxes” includes, as applicable and without limitation, federal, state, local, foreign and provincial income tax, social insurance contributions, payroll tax, payment on account or other tax-related items. The Participant acknowledges that the ultimate liability for all taxes relating to this award is and remains the Participant’s responsibility and may exceed the amount that the Company withholds. The Company has no obligation to structure the terms of this award to reduce or eliminate the Participant’s liability for Withholding Taxes or to achieve any particular tax result. Furthermore, if the Participant is subject to tax in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Withholding Taxes in more than one jurisdiction. In order to satisfy the Withholding Taxes owed with respect to the vesting of Units, the Participant agrees as follows:

(a)    Unless the Company, in its sole discretion, determines that the procedure set forth in this Section 4(a) is not advisable or unless the Participant is subject to Swiss income taxes on any income from this award, at the Distribution Date the Company shall withhold a number of Shares with a fair market value equal to the amount necessary to satisfy the minimum amount of Withholding Taxes due on such Distribution Date.

(b)    If the Company, in its sole discretion, determines that the procedure set forth in Section 4(a) is not advisable or sufficient or if the Participant is subject to Swiss income taxes on any income from this award, then the Participant, as a condition to receiving any Shares upon the vesting of Units, shall (i) pay to the Company, by cash or check, or in the sole discretion of the Company, payroll deduction, an amount sufficient to satisfy any Withholding Taxes or otherwise make arrangements satisfactory to the Company for the payment of such amounts (including through offset of any amounts otherwise payable by the Company to the Participant, including salary or other compensation); or (ii) if the Company requires, make an arrangement that is acceptable to the Company with a creditworthy broker to sell the number of Shares that the Company has instructed such broker is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes applicable to the Shares to be distributed to the Participant on the Distribution Date and to remit such proceeds to the Company; or (iii) only if the Participant is subject to Swiss income taxes on any income from this award, instruct the Company to withhold Shares as set forth in Section 4(a) above. The Participant agrees to execute and deliver such documents as may be reasonably required in connection with the sale of any Shares pursuant to this Section 4(b).

5.    Nontransferability of Award. The Participant shall not sell, assign, transfer, pledge or otherwise encumber this award, either voluntarily or by operation of law, except by will or the laws of descent and distribution. However, with respect to any award that is exempt from the provisions of Section 409A of the Code and the guidance thereunder (“Section 409A”) or with respect to a Participant who is not subject to U.S. income taxes on any income from this award, the Participant may transfer the award (a) pursuant to a qualified domestic relations order or (b) if the Company consents, to or for the benefit of any immediate family member, family trust, family partnership or family limited liability company established solely for the benefit of the holder and/or an immediate family member of the holder, if, in each case, as a condition to the transfer the transferee agrees to be subject to, and bound by, the terms of this Agreement. However, the Participant shall not transfer this award to any proposed transferee if, with respect to such proposed transferee, the Company would not be eligible to use a Form S-8 for the registration of the issuance and sale of the Shares subject to this award under the United States Securities Act of 1933, as amended.

6.    No Right to Employment or Other Status. This award shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company or any parent or subsidiary of the Company. The Company and any parent or subsidiary of the Company expressly reserve the right to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this award, except as expressly provided in this award.

7.    No Rights as Shareholder. The Participant has no rights as a shareholder with respect to any Shares distributable under this award until such Shares are issued to the Participant.

8.    Provisions of the Plan. This award is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this award.

9.    Nature of the Grant. By accepting this Agreement, the Participant acknowledges as follows:

(a)    The Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

(b)    The grant of the Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Units or Shares or benefits in lieu of Units or Shares even if Units have been awarded repeatedly in the past. All decisions with respect to future grants of Units and/or Shares, if any, are at the Company’s sole discretion.

(c)    The Units and Shares are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, and the Units are outside the scope of the Participant’s employment or services contract, if any.

(d)    The Participant is voluntarily participating in the Plan.

(e)    The Units, the Shares, and the income and value of the RSUs and Shares are not intended to replace any pension rights or compensation.

(f)    The Units, the Shares, and the income and value of the Units and Shares are not part of normal or expected compensation or salary for any purpose (including but not limited to the calculation of any severance, resignation, termination, redundancy, dismissal or end of service payments; bonuses; long-service awards; pension, retirement or welfare benefits; or similar payments) and in no event should be considered as compensation for, or relating in any way to, past services for the Company.

(g)    Unless the parties otherwise agree, the Units, the Shares, and the income and value of the same are not consideration for, or granted in connection with, any service the Participant may provide as a director of a subsidiary of the Company.

(h)    The future value of the Shares is unknown and cannot be predicted with certainty. If the Participant receives Shares, the value of such Shares may increase or decrease in value.

(i)    In consideration of the grant of the Units, no claim or entitlement to compensation or damages arises from termination of the Units or Shares, diminution in value of the Shares or termination of the Participant’s employment or other service relationship by the Company for any reason whatsoever and whether or not in breach of applicable labor laws or the Participant’s employment agreement, if any. The Participant irrevocably releases the Company from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Participant is deemed irrevocably to have waived his or her entitlement to pursue such claim.

(j)    Further, if the Participant ceases to be an Eligible Participant for any reason whatsoever and whether or not in breach of applicable labor laws or the Participant’s employment agreement, if any, the Participant’s right to vesting of the Units under this Agreement and the Plan, if any, terminates effective as of the date that the Participant is no longer actively employed by the Company or is no longer otherwise an Eligible Participant, and will not be extended by any notice period mandated under applicable law. The Company has the exclusive discretion to determine when the Participant is no longer an Eligible Participant for purposes of this Agreement and the Plan.

(k)    The Participant acknowledges and agrees that neither the Company nor any of its affiliates or agents is liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Units or Shares or of any amounts due to Participant pursuant to the vesting of the Units or the subsequent sale of any Shares acquired upon vesting.

10.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Units and on any Shares acquired under the Plan to the extent the Company determines it is necessary or advisable in order to comply with federal, state, local, foreign or provincial laws or to facilitate the administration of the Plan, except that with respect to awards that are subject to Section 409A, to the extent so permitted under Section 409A. Furthermore, the parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement and the Plan.

11.    Data Privacy.

(a)    The Participant is hereby informed that Cimpress plc will collect from the Participant through his or her employer (if not employed by Cimpress plc) certain personal information about the Participant, including the Participant’s personal data, such as his or her name, home address and telephone number, email address, date of birth, social security/insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”).

(b)    The Participant is hereby informed and aware that Cimpress plc will collect and process the Data described above to perform (i) its contractual obligations and activities pursuant to this Agreement and the Plan, as well as (ii) those activities in conformity with applicable law and regulations that Cimpress plc as a publicly traded company at the NASDAQ Global Select Market must adhere to. Such data processing activities of the Participant´s Data by Cimpress plc will therefore be for purposes including but not limited to implementing, administering and managing the Plan. Cimpress plc will process the Participant´s Data as described in this Section 11 for the term of this Agreement and after its termination for a period as required by the Plan, by law or as necessary for the protection of the Company´s legitimate interests.

(c)    The Participant will, in connection with the RSUs and the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan, be provided with a brokerage account set up and managed by E*TRADE Financial Services, Inc. (including E*TRADE Securities LLC and any other involved affiliates or successors), a stock plan service provider located in the United States or such other stock plan service provider as the Company may select in the future (the “Service Provider”). As such, the Participant is hereby informed and aware that Cimpress plc will use and transfer (with assistance of its subsidiary Cimpress USA Incorporated as described below under Section 11(e)), in electronic or other form, the Participant´s Data to the Service Provider insofar such use and transfer to the Service Provider of the Participant´s Data is necessary for the set up and management of the individual stock brokerage accounts and further related contractual obligations that apply to Cimpress plc under this Agreement and the Plan.

(d)    Cimpress plc is, with regard to the implementation, administration and management of the Plan, assisted within the Cimpress group of companies by its subsidiary Cimpress USA Incorporated. The Participant is hereby informed and aware that his or her Data, including his or her personal data, can therefore be transferred by Cimpress plc/Company to Cimpress USA Incorporated (or any other affiliated company in the Cimpress-group providing global-equity related services to Cimpress plc/Company) if the transfer of the Participant´s Data is necessary because the legitimate interests of Cimpress plc/Company require that the Data be handled by a US-entity for purposes including but not limited to the global administration and management of the Plan and related Cimpress equity strategy, as well as for global human resources, finance and/or reporting purposes. Besides the foregoing processing purposes of its legitimate interests, any transfer by Cimpress plc/Company to Cimpress USA Incorporated (and/or any other involved affiliated company in the Cimpress-group) or any employee with responsibilities relating to securities, compliance or legal may also be necessary in order to ensure Cimpress plc’s compliance with applicable legal obligations (including, without limitation, disclosures required to be made to courts or governmental authorities and agencies, with respect to tax requirements and in response to subpoenas and other legal process or orders).

(e)     Cimpress plc will ensure, in accordance with Article 46 of the Regulation 2016/679 of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (“GDPR”), that any transfer of personal data from Participants employed by an employer with a corporate seat in the European Economic Area (“EEA”) or Switzerland to data controllers or data processors – such as the Service Provider or Cimpress USA Incorporated – located outside the borders of the EEA or Switzerland in a country that is viewed as not having an adequate level of protection (e.g., the United States) is subject to a prior agreement of those recipients with the EU standard contractual clauses for the transfer of personal data as included in the Commission Decisions of 27 December 2004 (2004/915/EC) and 5 February 2010 (2010/87/EC).

(f)    Cimpress plc will ensure in accordance with Article 9 of the GDPR that any sensitive data of the Participant (e.g., a passport or social security number) employed by an employer with a corporate seat in the EEA or Switzerland will only be collected and further processed in accordance with the purposes as set out in this Agreement and the Plan, after obtaining the Participant´s prior explicit consent.

(g)    The Participant may, when entitled thereto under the GDPR, exercise his or her data subject rights by requesting the Company for access to his or her personal data (including a copy of the personal data that Company holds about the Participant) or exercise his or her right to rectification, erasure, restriction, data portability and objection. The Participant can exercise most of the foregoing data subject rights himself or herself by using the related functionalities in his or her local human resources system or by accessing his or her brokerage account with the Service Provider. Alternatively, the Participant can submit such a ´data subject right´ request to his or her local HR representative or Cimpress´ LTI Plan Administrator.

12.    Change in Control Events.

(a)    Upon the occurrence of a Change in Control Event (as defined below), regardless of whether such event also constitutes a Reorganization Event (as defined in the Plan), except to the extent specifically otherwise provided in another agreement between the Company and the Participant, one-half of the number of then unvested Units become vested if, on or before the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason (as defined below) by the Participant or is terminated without Cause (as defined below) by the Company or the acquiring or succeeding corporation.

(b)    For purposes of this Agreement, “Change in Control Event” means:

(i)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934) (a “Person”) of beneficial ownership of any capital shares or equity of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under such Securities Exchange Act) 50% or more of either (x) the then-outstanding ordinary shares of the Company (the “Outstanding Company Ordinary Shares”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of the members of the Supervisory Board (the “Outstanding Company Voting Securities”), except that for purposes of this subsection (i), the following acquisitions do not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for ordinary shares or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) that complies with clauses (x) and (y) of subsection (ii) of this definition; or

(ii)    the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately after such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding ordinary shares and the combined voting power of the then-outstanding securities entitled to vote generally in the election of the members of the Supervisory Board or the members of the Board of Directors, as the case may be, of the resulting or acquiring corporation in such Business Combination (which includes, without limitation, a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately before such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan or related trust maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding ordinary shares of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of the members of the Supervisory Board or the members of the Board of Directors, as the case may be, (except to the extent that such ownership existed before the Business Combination).

(c)    For purposes of this Agreement, “Cause” means any (i) willful failure by the Participant to perform his material responsibilities to the Company, which failure is not cured within 30 days of written notice to the Participant from the Company, or (ii) willful misconduct by the Participant that affects the business reputation of the Company. The Participant is considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s termination, that discharge for Cause was warranted.

(d)    For purposes of this Agreement, “Good Reason” means (A) any significant diminution in the Participant’s duties, authority or responsibilities from and after the Change in Control Event, (B) any material reduction in base compensation payable to the Participant from and after the Change in Control Event, or (C) the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from the current site without the Participant’s consent. However, no such event or condition constitutes Good Reason unless (x) the Participant gives the Company a written notice of termination for Good Reason not more than 90 days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (z) Participant’s termination of employment occurs within six months after the Company’s receipt of such notice.

13.    Section 409A.

(a)    This award is intended to comply with or be exempt from the requirements of Section 409A and shall be construed consistently therewith. Subject to Sections 10(f) and 11(d) of the Plan, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend the Plan or this Agreement to prevent this award from becoming subject to the requirements of Section 409A. However, the Company makes no representations or warranties and has no liability to the Participant or to any other person if any of the provisions of or payments under this award are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the requirements of Section 409A.

(b)    If the Units are considered to be “nonqualified deferred compensation” within the meaning of Section 409A, and the Participant is considered a “specified employee” within the meaning of Section 409A, then notwithstanding anything to the contrary in this Agreement, the Company shall not deliver to the Participant any Shares required to be delivered upon vesting of Units that occurs upon a termination of employment until the earlier of (i) the six-month and one-day anniversary of the Participant’s termination of employment and (ii) the Participant’s death. In addition, solely to the extent that the Units are considered to be “nonqualified deferred compensation” and solely to the extent that another agreement between the Participant and the Company provides for vesting of the Units and delivery of the Shares upon a “change in control,” such event must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i) in order for the Shares to be delivered.

(c)    For purposes of Sections 12(a) and 13(b) of this Agreement, “termination of employment” and similar terms mean “separation from service” within the meaning of Section 409A. The determination of whether and when Participant’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 13(c), “Company” includes all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

14.    Language. If the Participant receives this Agreement or any other document related to the Plan translated into a language other than English, the English version controls.
15.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. The Participant consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
16.    Addendum. The Units and the Shares acquired under the Plan are subject to any country-specific terms and conditions set forth in any addendum to this Agreement or the Plan, and in the event of a conflict between this Agreement and any such addendum, the addendum governs. If the Participant relocates his or her residence to one of the countries included in any such addendum, the terms and conditions of such applicable addendum apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Each such addendum, if any, constitutes part of this Agreement.

PARTICIPANT’S ACCEPTANCE
By signing or electronically accepting this Agreement, the Participant agrees to the terms and conditions hereof. The Participant hereby acknowledges receipt of a copy of the Cimpress plc 2011 Equity Incentive Plan.